Exhibit 99.1

NEWS RELEASE

For Immediate Release
July 29, 2015

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Elects Patrick C. Graney to Board of Directors

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), has elected Patrick C. Graney, age 62, to its Board of Directors effective immediately and expiring at the next annual meeting of the shareholders scheduled for April 2016. This increases the number of directors of the Company from 13 to 14. The Board of Directors also expects to recommend Mr. Graney as a Class III director (whose terms shall expire at the annual meeting of the shareholders in 2017) for shareholder approval in the election of directors scheduled for April 2016.

Graney grew up in Mount Hope, West Virginia, and holds a bachelor’s degree from the College of Arts and Sciences of the University of Virginia, and a master’s degree in business administration also from the University of Virginia’s Darden School. Early in his career, Graney worked as a financial strategist to Governor Arch Moore in the Office of Community and Industrial Development.

Graney is a well known business leader in the state of West Virginia principally focused on the distribution of petroleum products. In 1975, Graney acquired an interest in Petroleum Products, Inc., a small distributorship in Beckley. Petroleum Products grew from eleven employees into a multi-state business serving coal, construction, oil and gas drilling businesses, and over the years included nine acquisitions. In 2007, Petroleum Products merged into Maxum Petroleum, a nationwide distributor, and until recently, Graney served as the Eastern Regional President of the firm. Graney also founded the One Stop Convenience Store Chain in 1981, which recently sold to Cross American Partners. Over the years, One Stop grew from a single location to forty-one locations through “ground up” construction of individual stores as well as through several acquisitions.

Graney is active in community affairs, and currently serves as a director of the West Virginia Oil Markets and Grocers Association, the West Virginia Coal Association, the West Virginia Chamber of Commerce, and the University of Charleston. He is Vice-Chairman of the Executive Board of the Buckskin Council of the Boy Scouts.

Graney also has strong roots in the banking industry. From December 2008 through December 2013 Mr. Graney served as a Class B Director representing West Virginia on the Board of the Richmond Federal Reserve. Mr. Graney’s great grandfather founded the Bank of Mount Hope, and during the 1980’s he served as a director of Charleston National Bank.

“Pat represents a wonderful addition to the City Holding Board of Directors,” said Charles Hageboeck, President and Chief Executive Officer of City Holding. “He is highly respected not only for his business success, but for the energy and vision he brings to his varied community endeavors. As a bank operating from more than eighty different locations, Pat’s experience operating a successful business with staff located in many disparate offices is highly valued. Add to that Pat’s exceptional credentials within the banking industry, and City believes that it has found an exceptional director to add to what is already a strong board with diverse business interests.”

City Holding Company is a $3.5 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 82 branches across West Virginia, Virginia, Kentucky and Ohio. City also recently announced the pending purchase of three branches in Lexington, Kentucky subject to meeting all closing conditions.

2